Exhibit 99.9

Investor Contact:

Jennifer Jarman

The Blueshirt Group

415-217-7722

Jennifer@blueshirtgroup.com

TERESA DIAL ELECTED CHAIR OF LOOKSMART BOARD

Former Wells Fargo CEO to Help Guide Next Phase of Company’s Growth

SAN FRANCISCO, June 28, 2004 – LookSmart (Nasdaq: LOOK, ASX: LOK), a leader in search, today announced that Ms. Teresa Dial, an independent board member of LookSmart since March 2003, has been elected Chair of the Board of Directors effective July 1, 2004, replacing Mr. Evan Thornley, co-founder of the Company, who is retiring as Chair after 8 years. Mr. Thornley will remain a Director of the Company.

Ms. Dial served as Chief Executive Officer of Wells Fargo Bank and Group Executive and a member of the Management Committee of Wells Fargo & Co. until 2001. Previously, Ms. Dial was Vice Chairman of Wells Fargo & Co. Ms. Dial serves on the boards of directors of NDCHealth Corporation, Onyx Software Corporation and Blue Shield of California. Ms. Dial also serves on the boards of the San Francisco Asian Art Museum and the Community Colleges Foundation. Ms. Dial is a graduate of the Graduate School of Credit and Financial Management and received her B.A. in Political Science from Northwestern University.

“I’m honored to serve as Chair of the Board of Directors of LookSmart,” said Ms. Dial. “The Company has effectively restructured its operations, and is now focused on growing its paid listings business by providing high-performance traffic at a more affordable price. I look forward to working with the management team to deliver strong value to stockholders, and to providing stockholders with the highest possible level of corporate governance and oversight.”

Mr. Thornley said that Ms Dial’s experience and outstanding track record in senior leadership made her an ideal Chair for LookSmart’s Board of Directors.

“We are fortunate to have a Chair of Terri’s caliber and experience to ensure continuing high standards of corporate governance and to support our management team as we take the Company to the next stage,” said Mr. Thornley. “I look forward to continuing to support Terri, my Board colleagues and our management team over the coming years.”

About LookSmart

LookSmart is a leader in commercial search services and a developer of innovative web search solutions. The Company provides consumers with highly relevant search results through a distribution network that includes LookSmart.com and other top portals and ISPs, while delivering targeted sales leads to online businesses. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com.